As filed with the Securities and Exchange Commission on May 9, 2003
                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                                    TXU CORP.
             (Exact Name of Registrant as Specified in Its Charter)

              TEXAS                                      75-2669310
  (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

              ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201
               (Address of Principal Executive Offices) (Zip Code)

                           --------------------------

                                 TXU THRIFT PLAN
                            (Full title of the Plan)

                           --------------------------

       ERIC H. PETERSON, ESQ.                        PETER B. TINKHAM, ESQ.
      Executive Vice President                 Secretary and Assistant Treasurer
        and General Counsel                               Energy Plaza
            Energy Plaza                               1601 Bryan Street
          1601 Bryan Street                           Dallas, Texas 75201
         Dallas, Texas 75201                             (214) 812-4600
           (214) 812-4600

     ROBERT A. WOOLDRIDGE, ESQ.                    ROBERT J. REGER, JR., ESQ.
        Hunton & Williams LLP                       Thelen Reid & Priest LLP
          1601 Bryan Street                             875 Third Avenue
         Dallas, Texas 75201                        New York, New York 10022
           (214) 979-3000                                (212) 603-2000

         (Names, Addresses and Telephone Numbers, including Area Codes, of Agents for Service)

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED             PROPOSED
                                                                   MAXIMUM             MAXIMUM          AMOUNT OF
        TITLE OF SECURITIES                 AMOUNT TO          OFFERING PRICE         AGGREGATE        REGISTRATION
          TO BE REGISTERED             BE REGISTERED(1)(2)      PER SHARE(3)      OFFERING PRICE(3)        FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, without par value         10,000,000 shares          $18.65            $186,500,000        $15,088
-------------------------------------------------------------------------------------------------------------------
Rights to Purchase Series A             10,000,000 rights          N/A(4)               N/A(4)            N/A(4)
Preference Stock
-------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this registration statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transaction.
(2) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3) Estimated, pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee (based on the average of the highest and the lowest sale price of TXU Corp.'s common stock on the NYSE composite tape on May 6, 2003).
(4) The rights to purchase Series A Preference Stock will trade with the TXU Corp. common stock. The value attributable to the rights to purchase Series A Preference Stock, if any, is reflected in the market price of the common stock. No separate consideration will be received for the rights to purchase Series A Preference Stock.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by TXU Corp. or the TXU Thrift Plan (Plan) with the Securities and Exchange Commission under File No. 1-12833 pursuant to the Securities Exchange Act of 1934, as amended (Exchange
Act), are incorporated by reference in this registration statement.

          (a) Annual Report of TXU Corp. on Form 10-K for the fiscal year ended December 31, 2002 (2002 Annual Report), and the amendment, dated March 28, 2003, to the 2002 Annual Report on Form 10-K/A.

          (b)  Current Report of TXU Corp. on Form 8-K filed on February 25,
               2003.

          (c) Current Report of TXU Corp. on Form 8-K filed on April 30, 2003 (April 8-K), and the amendment, filed on May 1, 2003, to the April 8-K on Form 8-K/A.

          (d) Annual Report of the Plan on Form 11-K for the fiscal year ended December 31, 2001.

          (e) Description of TXU Corp.'s common stock contained in TXU Corp.'s registration statement on Form 8-A/A, dated August 12, 1997, and any amendment thereto or report filed for the purpose of updating such description.

          (f) Description of TXU Corp.'s rights to purchase Series A Preference Stock contained in the TXU Corp.'s registration statement on Form 8-A, dated February 26, 1999, and any amendment thereto or report filed for the purpose of updating such description.

     All documents subsequently "filed" by TXU Corp. or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     At November 30, 2002, the fair market value of securities of TXU Corp. owned by attorneys at each of the firms of Hunton & Williams LLP and Thelen Reid & Priest LLP participating in the representation of TXU Corp. in connection with the preparation of this registration statement was approximately $163,750 and $95,000, respectively Robert A. Wooldridge, a partner at Hunton & Williams LLP, is a member of the governing boards of certain subsidiaries of TXU Corp. Robert
J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows::

          The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

     Article 2.02-1 of the Texas Business Corporation Act permits TXU Corp., in certain circumstances, to indemnify any present or former director, officer, employee or agent of TXU Corp. against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of TXU Corp.

     Article X of the Amended and Restated Articles of Incorporation of TXU Corp. provides as follows:

          A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

               (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

               (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

               (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 22 of the Restated Bylaws of TXU Corp. provides as follows:

          Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

     TXU Corp. has entered into agreements with its directors which provide, among other things, for their indemnification by TXU Corp. to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

     TXU Corp. has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of TXU Corp. also have insurance which insures them against certain other liabilities and expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     The list of exhibits under the heading INDEX TO EXHIBITS on page II-8 of this registration statement is incorporated in this Item 8 by reference.

     Undertaking: TXU Corp. will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's Annual Report pursuant to
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th day of May, 2003.

                                         TXU CORP.

                                         By:   /s/ Erle Nye
                                             -----------------------------------
                                               (Erle Nye, Chairman of the Board
                                               and Chief Executive)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

               Signature                               Title                    Date
               ---------                               -----                    ----

             /s/ Erle Nye                    Principal Executive Officer     May 9, 2003
----------------------------------------     and Director
    (Erle Nye, Chairman of the Board
          and Chief Executive)

           /s/ H. Dan Farell                 Principal Financial             May 9, 2003
----------------------------------------     Officer
(H. Dan Farell, Executive Vice President
      and Chief Financial Officer)

          /s/ Biggs C. Porter                Principal Accounting            May 9, 2003
----------------------------------------     Officer
     (Biggs C. Porter, Controller)

          /s/ Derek C. Bonham                Director                        May 9, 2003
----------------------------------------
           (Derek C. Bonham)

          /s/ J. S. Farrington               Director                        May 9, 2003
----------------------------------------
           (J. S. Farrington)

         /s/ William M. Griffin              Director                        May 9, 2003
----------------------------------------
          (William M. Griffin)

            /s/ Kerney Laday                 Director                        May 9, 2003
----------------------------------------
             (Kerney Laday)

           /s/ Jack E. Little                Director                        May 9, 2003
----------------------------------------
            (Jack E. Little)


                                      II-6


         /s/ Margaret N. Maxey               Director                        May 9, 2003
----------------------------------------
          (Margaret N. Maxey)

        /s/ J. E. Oesterreicher              Director                        May 9, 2003
----------------------------------------
         (J. E. Oesterreicher)

         /s/ Michael W. Ranger               Director                        May 9, 2003
----------------------------------------
          (Michael W. Ranger)
                                             Director                        May 9, 2003

----------------------------------------
        (Herbert H. Richardson)


                                POWER OF ATTORNEY

     The Plan hereby appoints the Agents for Service named in this registration statement, and each of them severally, as its attorney-in-fact to sign its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.


                                    SIGNATURE

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the TXU Thrift Plan Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th day of May, 2003.


                                         TXU THRIFT PLAN


                                         By:   /s/ Peter B. Tinkham
                                             -----------------------------------
                                               (Peter B. Tinkham, Chairman,
                                                  TXU Thrift Plan Committee)

                                INDEX TO EXHIBITS


               PREVIOUSLY FILED*
           -------------------------
           WITH
           FILE              AS
EXHIBIT    NUMBER            EXHIBIT
-------    ------            -------

4(a)       333-79221            4(a)  -  Amended and Restated Articles of Incorporation of TXU Corp.

4(b)       1-12833              3     -  Articles of Amendment to the Amended and Restated Articles
           Form 8-K (filed               of TXU Corp.
           May 16, 2000)

4(c)       333-37652            4(b)  -  Restated Bylaws of TXU Corp., as amended.

4(d)       1-12833              1     -  Rights Agreement, dated as of February 19, 1999, between
           Form 8-A (filed               TXU Corp. and The Bank of New York, which includes as
           Feb. 26, 1999)                Exhibit A thereto the form of Statement of Resolution
                                         Establishing the Series A Preference Stock, Exhibit B
                                         thereto the form of a Right Certificate and Exhibit C
                                         thereto the Summary of Rights to Purchase Series A
                                         Preference Stock.

4(e)       1-12833              3(b)  -  Statement of Resolution Establishing Flexible Money Market
           Form 10-Q for                 Cumulative Preference Stock Series B of TXU Corp.
           the quarter ended
           June 30, 2000

4(f)       333-49434            4(d)  -  Statement of Resolution Establishing Mandatorily Convertible
           333-49434-01                  Single Reset Preference Stock, Series C of TXU Corp.
           333-49434-02

5(a)                                  -  Opinion of Thelen Reid & Priest LLP.

5(b)                                  -  Opinion of Hunton & Williams.

23(a)                                 -  Consent of Deloitte & Touche LLP.

23(b)                                 -  Consents of Thelen Reid & Priest LLP and Hunton & Williams
                                         are contained in Exhibits 5(a) and 5(b), respectively.

24                                    -  Power of Attorney (see pages II-5 and II-6).

-----------------------------
* Incorporated herein by reference.


                                      II-8